Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Apple Computer, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 2-70449, 2-77563, 2-85095, 33-00866, 33-23650, 33-31075, 33-40877, 33-47596, 33-57092, 33-57080, 33-53873, 33-53879, 33-53895, 33-60279, 33-60281, 333-07437, 333-23719, 333-23725, 333-60455, 333-82603, 333-93471, 333-37012, 333-52116, 333-61276, 333-70506, 333-75930, 333-102184, 333-106421, and 333-125148) and the registration statements on Forms S-3 (Nos. 33-23317, 33-29578, and 33-62310) of Apple Computer, Inc. of our reports dated December 29, 2006 with respect to the consolidated balance sheets of Apple Computer, Inc. and subsidiaries as of September 30, 2006 and September 24, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 10-K of Apple Computer, Inc.

As discussed in Note 2 to the Consolidated Financial Statements, the consolidated financial statements as of September 24, 2005 and for each of the years in the two-year period ended September 24, 2005 have been restated.

As discussed in Note 1 to the Consolidated Financial Statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on September 25, 2005.

/s/ KPMG LLP
Mountain View, California
December 29, 2006